Exhibit 99.1

FOR IMMEDIATE RELEASE
January 6, 2016	Nasdaq Capital Markets - GTIM

GOOD TIMES REPORTS Q1 SAME STORE SALES +4.8%
Three Year Compound Increase of 31.9%
Bad Daddy’s Same Store Sales Rise 6.5%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and of Bad Daddy’s Burger Bar, a full service, upscale concept, today announced that its Good Times’ same store sales increased 4.8% in its first fiscal quarter ended December 31, 2015 over the prior year’s increase of 8.0%, and that its three year compound increase in same store sales was 31.9%. The Company reported that its Bad Daddy’s same store sales also increased 6.5% during the quarter.

Boyd Hoback, President & CEO, said “We are very pleased with our first quarter sales at both brands and continuing our cumulative three year trend of over 30% at Good Times, particularly in light of the weather impact on Good Times’ sales in November and December.  At Good Times, we have some very interesting new products in our development pipeline for fiscal 2016 and will continue to promote our all natural beef, chicken and bacon platform in our next television media window that targets the more discerning quick service restaurant consumer while our larger competitors are heavily focused on value and low price points.  Bad Daddy’s had a very strong quarter versus our goal of low single digit comp sales for fiscal 2016, with particularly strong results in December.”

The Company also said that it has opened three new Bad Daddy’s since the beginning of the fiscal year and will report initial sales results further into the second quarter.  Hoback added, “We opened our sixth store in Colorado at Southwest Plaza Mall in Littleton, yesterday.  We are excited about the potential of all of our new stores, as we continue to build brand awareness in each of the trade areas and we are optimistic that sales growth will continue in new and established stores with ongoing innovation in each category of our menu.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates, franchises and licenses 16 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440
Mike Porter, Porter, LeVay & Rose (212) 564-4700